Exhibit 99.1

FERRELLGAS PARTNERS’ SECOND-QUARTER RESULTS IMPROVE

SUBSTANTIALLY; ADJUSTED EBITDA INCREASES 33%;

DISTRIBUTABLE CASH FLOW UP 50%

OVERLAND PARK, KAN., March 7, 2013/PR Newswire/ — Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest distributors of propane, today reported that results for the fiscal 2013 second quarter ended January 31 improved substantially, reflecting improved retail margins.

Adjusted EBITDA increased 33% to $116.1 million, from $87.5 million in the year-earlier quarter. Distributable cash flow to equity investors rose 50% to $93.1 million, from $62.2 million a year ago.

As expected revenues declined to $658.9 million, from $829.3 million, primarily attributable to a 39% decrease in the wholesale cost of propane from the year ago quarter.  Benefiting from lower wholesale propane costs, gross profit rose 15% to $235.2 million or $0.79 per gallon sold, in-line with both the trailing six and 12-month performance.  Net earnings climbed 60% to $58.8 million, or $0.73 per unit, from $36.8 million, or $0.47 per unit.

During the second quarter, retail propane gallons sales were off less than 1% to 221.8 million gallons, while total volume sales declined approximately 2% to 298.5 million.  The partnership continues to focus on more efficient and profitable deliveries of propane to its customers helping to offset the impact of unfavorable weather and economic conditions.

Operating expenses rose modestly to $105.6 million from $103.7 million, while general and administrative expense decreased modestly to $10.2 million.  Excluding performance based incentive accruals, net operating and general and administrative expenses

- more -

were down nearly $1.0 million, in-line on a cents-per-gallon sold basis with prior year results.  Equipment lease expense rose to $3.8 million from $3.5 million.

Interest expense continued to reflect the partnership’s lower cost of borrowing, declining to $22.6 million, from $24.0 million the year before.

President and Chief Executive Officer Steve Wambold commented, “Second-quarter results represented the third consecutive quarter of positive momentum despite unusually warm weather. Temperatures during the quarter were slightly cooler than in the prior year, but still substantially warmer than normal.  For the quarter, temperatures were more than 10% warmer than normal and in the key heating month of December temperatures were 1% warmer than the prior year or nearly 15% warmer than normal.

“For the trailing 12 month period, our Adjusted EBITDA performance was $237 million.  As we continue to meet and exceed our operational objectives this year, we feel comfortable in increasing our previously forecasted fiscal 2013 Adjusted EBITDA range to $245 million to $260 million.” Adjusted EBITDA in fiscal 2012 was $193.1 million.

The partnership remains focused on growth both through organic and acquisition efforts, announcing three acquisitions in fiscal 2013 thus far. “The acquisition environment remains attractive, with strong interest from sellers” commented Wambold.

- more -

For the first half of fiscal 2013, Adjusted EBITDA rose 42% to $147.7 million from $103.9 million. Net earnings totaled $41.0 million, or $0.51 per unit, versus $3.9 million, or $0.05 per unit.  Revenue declined 25% to $1.0 billion primarily on lower wholesale propane costs, with gross profit increasing 13% to $375.2 million on higher retail margins.

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves customers in all 50 states, the District of Columbia and Puerto Rico. Ferrellgas employees indirectly own more than 21 million common units of the partnership through an employee stock ownership plan.  More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2012, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, (913) 661-1530

Scott Brockelmeyer, Media Relations, (913) 661-1830

# # #

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE, SIX AND TWELVE MONTHS ENDED JANUARY 31, 2013 AND 2012

(in thousands, except per unit data)

(unaudited)

	Three months ended		Six months ended		Twelve months ended
	January 31		January 31		January 31
	2013	2012	2013	2012	2013	2012
Revenues:
Propane and other gas liquids sales	$583,074	$779,567	$918,355	$1,293,786	$1,785,514	$2,363,241
Other	75,791	49,705	103,419	73,912	207,654	186,488
Total revenues	658,865	829,272	1,021,774	1,367,698	1,993,168	2,549,729

Cost of product sold:
Propane and other gas liquids sales	376,236	600,600	589,893	1,003,722	1,188,057	1,797,164
Other	47,437	24,468	56,634	31,094	120,863	104,206

Gross profit	235,192	204,204	375,247	332,882	684,248	648,359

Operating expense (including $403 of non-recurring severance charges for the twelve month period ended January 31, 2013)	105,599	103,741	202,033	203,152	397,861	407,611
Depreciation and amortization expense	20,751	21,042	41,626	41,716	83,751	83,837
General and administrative expense (including $279 of non-recurring severance charges for the twelve month period ended January 31, 2013)	10,190	10,344	18,964	19,708	36,372	50,476
Equipment lease expense	3,827	3,528	7,750	7,057	15,341	14,300
Non-cash employee stock ownership plan compensation charge	7,447	1,937	9,849	4,516	14,773	9,297
Non-cash stock and unit-based compensation charge (b)	3,120	1,565	6,212	4,482	10,573	5,889
Loss (gain) on disposal of assets and other	2,120	523	2,391	832	7,594	4,094

Operating income	82,138	61,524	86,422	51,419	117,983	72,855

Interest expense	(22,619)	(24,046)	(45,054)	(47,433)	(90,875)	(96,046)
Loss on extinguishment of debt	—	—	—	—	—	(10,513)
Other income (expense), net	241	80	332	47	791	348

Earnings (loss) before income taxes	59,760	37,558	41,700	4,033	27,899	(33,356)

Income tax expense	917	771	653	141	1,640	666

Net earnings (loss)	58,843	36,787	41,047	3,892	26,259	(34,022)

Net earnings (loss) attributable to noncontrolling interest (a)	636	413	498	122	432	(58)

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	58,207	36,374	40,549	3,770	25,827	(33,964)

Less: General partner’s interest in net earnings (loss)	3,138	364	405	38	258	(339)

Common unitholders’ interest in net earnings (loss)	$55,069	$36,010	$40,144	$3,732	$25,569	$(33,625)

Earnings (loss) Per Unit
Basic and diluted net earnings (loss) per common unitholders’ interest	$0.70	$0.47	$0.51	$0.05	$0.32	$(0.45)
Dilutive effect of two-class method (c)	0.03	—	—	—	—	—
Adjusted net earnings (loss) per unit available to common unitholders	$0.73	$0.47	$0.51	$0.05	$(0.04)	$1.05

Weighted average common units outstanding	79,015.6	76,401.6	79,014.4	76,184.0	78,995.4	75,373.4

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended January 31		Six months ended January 31		Twelve months ended January 31
	2013	2012	2013	2012	2013	2012

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$58,207	$36,374	$40,549	$3,770	$25,827	$(33,964)
Income tax expense	917	771	653	141	1,640	666
Interest expense	22,619	24,046	45,054	47,433	90,875	96,046
Depreciation and amortization expense	20,751	21,042	41,626	41,716	83,751	83,837
EBITDA	102,494	82,233	127,882	93,060	202,093	146,585
Loss on extinguishment of debt	—	—	—	—	—	10,513
Non-cash employee stock ownership plan compensation charge	7,447	1,937	9,849	4,516	14,773	9,297
Non-cash stock and unit-based compensation charge (b)	3,120	1,565	6,212	4,482	10,573	5,889
Loss (gain) on disposal of assets and other	2,120	523	2,391	832	7,594	4,094
Other (income) expense, net	(241)	(80)	(332)	(47)	(791)	(348)
Nonrecurring severance costs	—	—	—	—	1,055	—
Nonrecurring litigation reserve and related legal fees	537	892	1,225	892	1,225	12,345
Net earnings (loss) attributable to noncontrolling interest	636	413	498	122	432	(58)
Adjusted EBITDA (d)	116,113	87,483	147,725	103,857	236,954	188,317
Net cash interest expense (e)	(21,123)	(22,724)	(42,198)	(44,755)	(85,043)	(89,726)
Maintenance capital expenditures (f)	(3,255)	(3,511)	(7,530)	(8,838)	(14,736)	(16,427)
Cash paid for taxes	(27)	(87)	(45)	(90)	(719)	(766)
Proceeds from asset sales	1,392	1,011	6,163	2,374	9,531	5,168
Distributable cash flow to equity investors (g)	$93,100	$62,172	$104,115	$52,548	$145,987	$86,566

Propane gallons sales
Retail - Sales to End Users	221,796	223,977	346,679	356,825	609,172	642,445
Wholesale - Sales to Resellers	76,728	81,129	131,283	144,550	245,545	261,893
Total propane gallons sales	298,524	305,106	477,962	501,375	854,717	904,338

(a)         Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b)         Non-cash stock and unit-based compensation charges consist of the following:

	Three months ended January 31		Six months ended January 31		Twelve months ended January 31

	2013	2012	2013	2012	2013	2012
Operating expense	$593	$673	$1,304	$1,840	$2,211	2,335
General and administrative expense	2,527	892	4,908	2,642	8,362	3,554
Total	$3,120	$1,565	$6,212	$4,482	$10,573	$5,889

(c)          FASB guidance regarding participating securities and the two-class method requires the calculation of net earnings (loss) per common unitholders’ interest for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings or loss for the period had been distributed.  In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of the earnings to the limited partners. Due to the seasonality of the propane business, the dilution effect of the guidance on the two-class method typically impacts only the three months ending January 31.  This guidance did not result in a dilutive effect for the three months ended January 31, 2012 or for the six and twelve months ended January 31, 2013 and 2012.

(d)         Adjusted EBITDA is calculated as earnings (loss) before income tax expense, interest expense, depreciation and amortization expense, loss on extinguishment of debt, non-cash employee stock ownership plan compensation charge, non-cash stock and unit-based compensation charge, loss (gain) on disposal of assets and other, other income (expense), net, nonrecuring serverance costs, nonrecurring litigation reserve and related legal fees and net earnings (loss) attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it  allows investors to view the partnership’s performance in a manner similar to the  method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that  are computed inaccordance with GAAP.

(e)          Net cash interest expense is the sum of interest expense less non-cash interest expense and other income (expense), net. This amount includes interest expense related to the accounts receivable securitization facility.

(f)           Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(g)          Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	January 31, 2013	July 31, 2012
ASSETS

Current Assets:
Cash and cash equivalents	$12,109	$8,429
Accounts and notes receivable, net (including $224,428 and $121,812 of accounts receivable pledged as collateral at January 31, 2013 and July 31, 2012, respectively)	238,558	124,004
Inventories	130,073	127,598
Prepaid expenses and other current assets	30,069	29,315
Total Current Assets	410,809	289,346

Property, plant and equipment, net	610,984	626,551
Goodwill	248,944	248,944
Intangible assets, net	183,659	189,118
Other assets, net	48,603	43,320
Total Assets	$1,502,999	$1,397,279

LIABILITIES AND PARTNERS’ DEFICIT

Current Liabilities:
Accounts payable	$103,379	$47,824
Short-term borrowings	72,678	95,730
Collateralized note payable	134,000	74,000
Other current liabilities	122,915	122,667
Total Current Liabilities	432,972	340,221

Long-term debt (a)	1,081,388	1,059,085
Other liabilities	30,960	25,499
Contingencies and commitments	—	—

Partners’ Deficit:
Common unitholders (79,015,619 and 79,006,619 units outstanding at January 31, 2013 and July 31, 2012, respectively)	20,673	43,701
General partner unitholder (798,138 and 798,047 units outstanding at January 31, 2013 and July 31, 2012, respectively)	(59,863)	(59,630)
Accumulated other comprehensive loss	(4,547)	(13,159)
Total Ferrellgas Partners, L.P. Partners’ Deficit	(43,737)	(29,088)
Noncontrolling Interest	1,416	1,562
Total Partners’ Deficit	(42,321)	(27,526)
Total Liabilities and Partners’ Deficit	$1,502,999	$1,397,279

(a)    The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $182 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.